Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-194554, 333-174556, 333-180140, 333-187225, and 333-202572) and Form S-3 (No. 333-185461, 333-194808, 333-194834, and 333-193934) of our reports dated March 14, 2016, relating to the consolidated financial statements of Solazyme, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
San Francisco, California
March 14, 2016